UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2026

DATAMEDS AI, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42530	93-3264234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive

Suite 950

Tampa, FL 33607

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 203-6092

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	MEDS	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, DataMEDS AI, Inc. (formerly Wellgistics Health, Inc.) (the “Company”) entered into a Fully Binding Term Sheet, dated May 18, 2026 (the “Term Sheet”), and an Amended and Restated Letter of Intent, dated July 29, 2026 (the “First A&R LOI”), with EOS Technology Holdings, Inc. (“EOS”), Scilex Holding Company (“Scilex”), Datavault AI Inc. (“Datavault”), and HealthBridge Advisors, LLC (“HBA”), pursuant to which the Company would acquire or exclusively license certain Quality of Life Peace of Mind intellectual property assets (“QLPM”) from EOS and Scilex, expand its existing PharmacyChain license with Datavault to exclusively include Datavault AI Health (subject to carve-outs for intellectual property already licensed to Vivasor, Inc., Scilex and/or Quantum Scan Holdings, Inc.), and acquire a controlling interest in Tollo Health, LLC (“Tollo”) through an exchange of membership interests with HBA, the controlling member of Tollo (the “Transaction”).

On October 21, 2026, the Company entered into a non-binding Second Amended and Restated Letter of Intent, dated October 19, 2026 (the “non-binding Second A&R LOI”), with EOS, Scilex, Datavault, HBA, Tollo Health, Inc. (“THI,” and together with HBA, the owners of membership interests in Tollo, d/b/a Health Lives Here (“HLH”)), and REBOOT Health AI, Inc., a Delaware corporation (“REBOOT”), which supersedes and replaces in its entirety the Term Sheet and the First A&R LOI. Pursuant to the non-binding Second A&R LOI, and subject to the negotiation and execution of definitive agreements (the “Definitive Agreements”), the Company would acquire certain QLPM-related intellectual property assets from EOS and Scilex, expand its existing PharmacyChain license with Datavault to exclusively include Datavault AI Health, acquire a controlling interest in HLH through an exchange of membership interests held by HBA and THI, and enter into an intellectual property license agreement and a product and services agreement with REBOOT, pursuant to which REBOOT would license to the Company certain intellectual property, and provide related products and services in connection with the Company’s DataMeds platform, in each case in exchange for shares of the Company’s common stock (the “Acquisition Stock”).

The non-binding Second A&R LOI contemplates that the Company would issue shares of Acquisition Stock to EOS, Scilex, Datavault, HBA, THI and REBOOT as consideration. In addition, the Company would issue shares of its common stock to Fortitude Advisors, LLC (“Fortitude”), which is not a party to the non-binding Second A&R LOI, pursuant to a separate definitive agreement. Upon issuance of such shares, EOS, Scilex, Datavault, Fortitude, HBA, THI and REBOOT are expected to own, in the aggregate, approximately 89.5% of the Company’s common stock, consisting of the following target post-closing ownership percentages on a fully diluted basis: EOS – 14.9%; Scilex – 14.9%; Datavault – 19.9%; Fortitude – 5%; HBA and THI, collectively – 24.9%; and REBOOT – 9.9%, with the Company’s existing public common stockholders expected to hold the remaining approximately 10.5%. Shares issued or issuable in connection with the liability reduction framework, financing transactions, the conversion or settlement of convertible debt, transaction expenses or any other matter existing at or arising prior to the closing of the Transaction will not reduce the post-closing ownership percentages of EOS, Scilex, Datavault, HBA and THI. The closing of the Transaction (the “Closing”) and the issuance of Acquisition Stock are to occur concurrently following satisfaction or waiver of all conditions to closing, including receipt of all required stockholder approvals and any required approvals of The Nasdaq Capital Market (“Nasdaq”), and completion of the agreed liability reduction framework, with the Definitive Agreements to specify a maximum permitted indebtedness and liability threshold of not more than $2,000,000 as a condition to Closing; provided that the consummation of the transactions with REBOOT, and satisfaction of any condition relating to REBOOT, will not be a condition to the Closing or to the issuance of Acquisition Stock to any other party, and no failure or delay of any such transaction or condition will delay the Closing with respect to any other party. The REBOOT transactions are to be implemented through separate definitive agreements between the Company and REBOOT and may be completed at a different time than the Closing or not at all. If the required stockholder approval or any required Nasdaq approval is not obtained, any party may terminate the non-binding Second A&R LOI without liability, except with respect to the binding provisions described below, which would survive in accordance with their terms.

Pursuant to the non-binding Second A&R LOI, REBOOT will receive a royalty equal to 6% of adjusted net revenue attributable to the intellectual property licensed to the Company, EOS will receive a royalty equal to 5% of gross revenues from the QLPM intellectual property portfolio acquired from EOS, and Scilex will receive a royalty equal to 5% of gross revenues from the QLPM intellectual property portfolio acquired from Scilex, in each case on terms to be set forth in the Definitive Agreements. The royalties payable to EOS and Scilex will not be reduced by, or offset against, any royalty or other amount payable to any other person, and any transferee or exclusive licensee of the applicable QLPM intellectual property must assume in writing the obligation to pay the applicable royalty, without releasing the Company.

The non-binding Second A&R LOI further contemplates that: the Company will register for resale the Acquisition Stock issued to EOS, Datavault, Scilex and REBOOT, with the Company filing a registration statement on Form S-3 (or Form S-1 if Form S-3 is unavailable) within 45 days following the Closing and using commercially reasonable efforts to cause it to be declared effective within 90 days following the Closing, together with customary piggyback and demand registration rights. Each of EOS, Scilex, Datavault, REBOOT, Fortitude, HBA and THI will agree to a six-month lock-up of their Acquisition Stock following the Closing; provided that the lock-up will not restrict any distribution of Acquisition Stock by EOS to its stockholders made in compliance with applicable securities laws, and Acquisition Stock so distributed will not be subject to the lock-up in the hands of such stockholders, other than officers, directors and affiliates of EOS. Immediately following the Closing, the Company will appoint two new management team members mutually agreed upon by EOS, Scilex, Datavault and HBA and the Company’s board of directors, and the Company’s board of directors will include four new designees, one each from EOS, Scilex, Datavault and HBA (including Gerald Commissiong, designated by HBA), with the post-transaction board complying with Nasdaq’s independence requirements.

Certain provisions of the non-binding Second A&R LOI are intended by the parties to be legally binding and enforceable obligations of the Company, EOS, Scilex, Datavault, HBA, THI and REBOOT, including the provisions relating to a potential concurrent minimum $2 million investment from certain investors, Fees and Expenses, Confidentiality, Governing Law, Counterparts, Exclusivity, the signing of the non-binding Second A&R LOI and the appointment of Fortitude’s Managing Partner, Gerald Commissiong, as Interim Co-Chief Executive Officer of the Company (which are obligations of the Company only), Access to Information, and the integration provision described above. Under the Fees and Expenses provision, the Company has agreed to reimburse Scilex, Datavault and EOS, in the aggregate, for certain legal fees in a combined amount not to exceed $250,000, payable upon the Closing. The non-binding Second A&R LOI otherwise is intended to serve as a guide for the parties in preparing the Definitive Agreements and does not constitute the final agreement of the parties with respect to the Transaction. Under the exclusivity provisions of the non-binding Second A&R LOI, the Company has agreed, subject to the terms and conditions set forth therein, not to pursue any alternative business combination or similar transaction with any party other than EOS, Scilex, Datavault and HBA through November 30, 2026, and EOS, Scilex, Datavault and HBA have agreed to negotiate exclusively with the Company through the same date with respect to any change of control transaction involving QLPM, Datavault AI Health or HLH (without restricting any repurchase, tender offer or other transaction in their equity securities that does not involve the sale, transfer, license or encumbrance of such assets), in each case subject to a 30-day due diligence period during which the Company may terminate the non-binding Second A&R LOI in specified circumstances, to the fiduciary duties of the Company’s board of directors, and to certain expense reimbursement obligations of the Company applicable in specified circumstances. The non-binding Second A&R LOI and the relationship of the parties thereto are governed by the laws of the State of Delaware.

The foregoing description of the non-binding Second A&R LOI does not purport to be complete and is qualified in its entirety by reference to the full text of the non-binding Second A&R LOI, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On October 22, 2026, the Company issued a press release announcing that it entered into the non-binding Second A&R LOI. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished, not filed, pursuant to Regulation FD. Accordingly, such information will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of such information is not intended to, and does not, constitute a determination or admission by the Company that such information is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company or any of its affiliates.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Second Amended and Restated Letter of Intent dated October 19, 2026

99.1	Press Release dated October 22, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2026	DATAMEDS AI, INC.

	By:	/s/ Prashant Patel
Prashant Patel, President